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                                                                    EXHIBIT 23.4



                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 5, 1998, except for the discountinued operations reclassifications in the Consolidated Statements of Operations and Note D, which are as of April 9, 1999, relating to the financial statements and financial statement schedules of World Access, Inc. for each of the two years in the period ended December 31, 1997, which appears in World Access, Inc.'s Annual Report on Form 10-K, as amended, for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



                                          /s/ PricewaterhouseCoopers, LLP


Atlanta, Georgia


October 6, 1999